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                                                                   Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the use and the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-85082 of Peet's Coffee & Tea, Inc. of our report dated March 1, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method) appearing in this Registration Statement and in the Annual Report on Form 10-K of Peet's Coffee & Tea, Inc. for the year ended December 30, 2001.



We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/  Deloitte & Touche LLP

San Francisco, California

April 1, 2002